EXECUTION COPY

AMENDMENT NO. 2

TO CREDIT AGREEMENT

AMENDMENT NO. 2 (this “Amendment”), dated as of July 28, 2015, to the Credit Agreement, dated as of July 29, 2014, between BLACKSTONE / GSO LONG-SHORT CREDIT INCOME FUND (the “Borrower”) and THE BANK OF NOVA SCOTIA (the “Bank”) (as amended by Amendment No. 1 to Credit Agreement, dated as of January 26, 2015 and as the same may be further amended, supplemented, or otherwise modified from time to time, the “Credit Agreement”).

RECITALS

I.

Each term that is defined in the Credit Agreement and not herein defined has the meaning ascribed thereto by the Credit Agreement when used herein.

II.

The Borrower desires to amend the Credit Agreement upon the terms and conditions herein contained, and the Bank has agreed thereto upon the terms and conditions herein contained.

AGREEMENTS

Accordingly, in consideration of the Recitals and the covenants, conditions and agreements hereinafter set forth, and for other good and valuable consideration, the receipt and adequacy of which are hereby acknowledged, the parties hereto agree as follows:

1.

The defined term “Applicable Rate” contained in Section 1.1 of the Credit Agreement is hereby amended by replacing the percentage “0.70%” contained therein with the percentage “0.75%”.

2.

The defined term “Federal Funds Effective Rate”  contained in Section 1.1  of the Credit Agreement is hereby amended by inserting the phrase “ the higher of (i) 0.00%, and (ii)”  immediately after the phrase “ for any day,”  appearing therein.

3.

The defined term “Scheduled Commitment Termination Date” contained in Section 1.1 of the Credit Agreement is hereby amended by replacing the date “July 28, 2015” contained therein with the date “July 26, 2016”.

4.

Paragraphs 1 through 3 hereof shall not be effective until each of the following conditions is satisfied (the date, if any, on which such conditions shall have first been satisfied being referred to herein as the “Amendment Effective Date”):

(a)

the Bank shall have received from the Borrower either  a counterpart of this Amendment executed on behalf of the Borrower or  written evidence satisfactory to the Bank (which may include facsimile or electronic mail transmission of a signed signature page of this Amendment) that the Borrower has executed a counterpart of this Amendment;

(b)

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the Bank shall have received a certificate from the Secretary of the Borrower, in all respects satisfactory to the Bank, (i) certifying as to the incumbency of authorized persons of the Borrower executing this Amendment, (ii) attaching true, complete and correct copies of the resolutions duly adopted by the Board approving this Amendment and the transactions contemplated hereby, all of which are in full force and effect on the date hereof, and (iii) certifying that the Borrower’s Organization Documents have not been amended, supplemented or otherwise modified since January 26, 2015 or, if Borrower’s Organization Documents have been amended, supplemented or otherwise modified since January 26, 2015, attaching true, complete and correct copies of each such amendment, supplement or modification;

(c)

the Bank shall have received favorable written opinions from  Simpson Thacher & Bartlett LLP and  Richards, Layton & Finger, P.A., each in form and substance reasonably acceptable to the Bank; and

(d)

all fees of the Bank (including the reasonable fees and expenses of counsel to the Bank) due and payable on or prior to the Amendment Effective Date and invoiced in reasonable detail shall have been paid.

5.

The Borrower  reaffirms the enforceability of each Loan Document, as amended hereby, and all of its obligations thereunder, except as such enforceability may be limited by applicable bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium or other similar laws affecting the enforcement of creditors’ rights generally and by general equitable principles (whether enforcement is sought by proceedings in equity or law),  agrees and admits that  as of the date of execution and delivery hereof by the Borrower, it has no defense to any such obligation and  it shall not exercise any setoff or offset to any such obligations,  represents and warrants that, as of the date of the execution and delivery hereof by the Borrower, no Default has occurred and is continuing, and  represents and warrants that all of the representations and warranties made by it in the Loan Documents to which it is a party are true and correct immediately after giving effect to this Amendment (except to the extent such representations and warranties specifically relate to an earlier date, in which case such representations and warranties shall have been true and correct on and as of such earlier date).

6.

In all other respects, the Loan Documents shall remain in full force and effect, and no amendment in respect of any term or condition of any Loan Document shall be deemed to be an amendment in respect of any other term or condition contained in any Loan Document.

7.

This Amendment may be executed in any number of counterparts, each of which shall constitute an original but all of which when taken together shall constitute a single contract.  It shall not be necessary in making proof of this Amendment to produce or account for more than one counterpart signed by the party to be charged.  Delivery of an executed counterpart of this Amendment by facsimile or e-mail (such as in “portable document format”) transmission shall be effective as delivery of a manually executed counterpart of this Amendment.

8.

THIS AMENDMENT SHALL BE CONSTRUED IN ACCORDANCE WITH AND GOVERNED BY THE LAW OF THE STATE OF NEW YORK.

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IN WITNESS WHEREOF, each party hereto has caused this Amendment No. 2 to be executed by its duly authorized representative as of the day and year first above written.

BLACKSTONE / GSO LONG-SHORT CREDIT INCOME FUND

By:   /s/ Marisa J. Beeney

Name:  Marisa J. Beeney

Title:  Chief Compliance Officer, Chief Legal Officer & Secretary

THE BANK OF NOVA SCOTIA

By:   /s/ Eli Mou

Name:  Eli Mou

Title: Director & Execution Head

Blackstone / GSO Long Short Credit Income Fund - Amendment No. 2 to Credit Agreement